(PAGE NUMBERS REFER TO PAPER DOCUMENT ONLY)

EXHIBIT 10.1

STATE OF NORTH CAROLINA COUNTY OF MECKLENBURG	PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (“Agreement”), dated as of September 20, 2012, is made and entered into by and between CONSUMER PROGRAMS INCORPORATED, a Missouri corporation (“Seller”), and Worldwide Ventures, Incorporated, a North Carolina corporation (“Buyer”).
For and in consideration of Fifty Thousand Dollars ($50,000.00) (the “Deposit”) which shall be paid by Buyer to Urban Title Insurance Company, Charlotte, North Carolina as agent for Chicago Title Insurance Company (the “Escrow Agent”) in escrow, upon the terms set forth in paragraph 28 below within two (2) business days after the date of complete execution and delivery of this Agreement (the “Effective Date”), Seller agrees to sell and convey to Buyer, and Buyer agrees to purchase from Seller at the price and upon the other terms and conditions set forth below, that certain property commonly known as 11001 Park Charlotte Blvd., Charlotte, North Carolina, further described as Mecklenburg County Tax ID 199-201-22, along with two parcels of land known as tax parcel number 199-201-23 and 199-201-24 and more particularly described as follows (collectively, the aforementioned property is referred to as the “Land”):
(a)That certain tract or parcel of land located in the City of Charlotte, Mecklenburg County, North Carolina outlined in bold on Exhibit A-1 attached hereto, and known as Mecklenburg County Tax Parcel 199-201-22, with the legal description contained in Seller’s vesting deed to govern;
(b)    That certain tract or parcel of land located in the City of Charlotte, Mecklenburg County, North Carolina outlined in bold on Exhibit A-2 attached hereto, and known as Mecklenburg County Tax Parcel 199-201-23, with the legal description contained in Seller’s vesting deed to govern;
(c)    That certain tract or parcel of land located in the City of Charlotte, Mecklenburg County, North Carolina outlined in bold on Exhibit A-3 attached hereto, and known as Mecklenburg County Tax Parcel 199-201-24, with the legal description contained in Seller’s vesting deed to govern;
(d)    All rights, privileges, and easements appurtenant to the Land, including all water rights, rights of way, roadways, roadbeds and reversions and other appurtenances used in connection with the beneficial use of the Land;
(e)    All improvements and fixtures located on the Land, and any equipment located on the Land and that services the Improvements, such as electric transformers and emergency power generators (whether in the nature of fixtures or personal property) (the “Improvements”);
(f)    All of Seller’s interest in any licenses, permits, utility reservations, zoning and development rights, plans and specifications, surveys, warranties, guaranties and other documents relating to, or incident to the use of, the Land and Improvements (“Documents”).
All of the property items described in subparagraphs (a) through (d) above are collectively called the “Property”).

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1.Purchase Price. The purchase price for the Property (the “Purchase Price”), sold on an “AS IS” basis, shall be One Million Six Hundred Thousand Dollars [$1,600,000.00] subject, however, to the adjustments provided for below. At the Closing, Buyer shall pay the Purchase Price (after deduction and credit to Buyer for the Deposit) to Seller in immediately available federal funds. The Purchase Price shall be allocated as follows: One Million Four Hundred Thousand and No/100 Dollars ($1,400,000.00) to the land and building designated as Tax Parcel No. 199-201-22; and One Hundred Thousand and No/100 Dollars ($100,000.00) each to Mecklenburg County Tax Parcels 199-201-23 and 199-201-24.
2.    Closing. The closing of the purchase and sale of the Property (“Closing”) shall occur at the offices of Buyer’s attorney in Charlotte, North Carolina, or at such other place as the parties may mutually agree (it being agreed that at the option of either party the Closing shall be held “in escrow”, without requiring the physical presence of either party at Closing) at 10:00 a.m. on that date (the “Closing Date”) determined as follows :
(a)    Buyer shall have the time period from and after the Effective Date until 12:00 Midnight on that date which is twenty-five (25) days after the Effective Date (the “Inspection Period”) within which period Buyer may determine the suitability of the Property for Buyer’s proposed use and development. Buyer may terminate this Agreement by written notice given to Seller within the Inspection Period if Buyer shall determine in its sole discretion (for any reason other than lack of available funds) that the Property is not so suitable. Upon Termination under this paragraph 2(a). the Deposit shall be returned to Buyer, and thereupon and thereafter this Agreement shall be null and void.
(b)    Provided this Agreement is not terminated as provided in paragraph 2(a) above, the Closing shall occur on or before October 18, 2012. Buyer acknowledges that time is of the essence with respect to every provision of this Agreement and agrees that October 18, 2012 is an absolute deadline for Closing.
3.    Closing Documentation. At the Closing, Seller shall execute and deliver to Buyer the following:
(a)    A special warranty deed (“Deed”) on the most current North Carolina Bar Association form conveying to Buyer fee simple, marketable, indefeasible and insurable (at regular title insurance rates) title to the Property free and clear of all liens, charges and encumbrances, except for Permitted Encumbrances.“Permitted Encumbrances” shall mean: (i) the lien for ad valorem real estate taxes for the year in which the Closing occurs (and prorated at the Closing as provided below); and (ii) any matter of title which exists of record as of the date of this Agreement other than and except Monetary Liens. “Monetary Liens” shall mean: any and all liens or claims for deferred or “rollback” taxes and/or taxes other than those to be prorated at Closing, and all mortgages, deeds of trust, deeds to secure debt or other debt security instruments, and all attachments, judgments, mechanic’s or materialmen’s liens, and any other lien or encumbrance of a definite or ascertainable amount which may be removed by the payment of money. Seller agrees that at or before Closing, Seller shall remove from and satisfy on the public record all Monetary Liens.
(b)    An owners and contractors affidavit on the form attached hereto as Exhibit B.
(c)    A non-foreign person affidavit in the form complying with law so that withholding will not be required.
(d)    A statement from Seller certifying that all of the representations and warranties contained in paragraph 10 below are true and correct (or if not, specifying why not) as of the Closing Date.
(e)    A settlement statement.

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At the Closing, Buyer shall execute and deliver to Seller the settlement statement.
4.    Closing Costs. Seller shall pay for the cost of preparation of the Deed, the transfer taxes and/or revenue stamps on the Deed, and one-half (1/2) of the escrow fees charged by Escrow agent at Closing. The Buyer shall pay for (i) the cost of the Survey (defined in paragraph 8 below); (ii) the cost of recording of the Deed; and (iii) one-half (1/2) of the escrow fees charged by Escrow agent at Closing. Each party shall pay its own attorney fees and any other costs and expenses that it may incur in connection with the transaction contemplated by this Agreement.
5.    Ad Valorem Taxes. All ad valorem real and personal property taxes on the Property which first become due to any taxing authority having jurisdiction of the Property during the calendar year in which the Closing occurs, shall be prorated on a calendar year basis and, regardless of the fiscal year of such taxing authority. Seller shall pay that fraction of such taxes the denominator of which shall be 365 and the numerator of which shall be the number of days in the applicable calendar year which shall have passed as of the Closing Date and Buyer shall pay the remaining portion of such taxes. If the amount of such taxes shall not have been finally determined as of the Closing Date, then such taxes shall be prorated using the valuation for the Property and the tax rate effective for the prior year, and such proration shall be final. All ad valorem taxes on personal property not part of the Improvements and any assessments against the Property shall be paid by Seller at or prior to Closing.
6.    Delivery of Survey and Plans, etc. As soon as possible and in any event within ten (10) days after the Effective Date, Seller shall, to the extent the same are in its possession or otherwise available to it at nominal cost, deliver to Buyer copies of: all soil tests, licenses, permits, plans and specifications in respect of the Property or modifications, alterations or additions thereto; all surveys showing the Land and/or any Improvements located thereon; all title insurance policies and recorded instruments listed as exceptions to title; and environmental site assessments relating to the Property.
7.    Title Examination. On or before the expiration of the Inspection Period, Buyer shall obtain a title insurance commitment covering the Property, and shall deliver to Seller a written notice of any title objections, which may be based on the survey described in paragraph 8 (the “Objection Notice”). If Buyer fails to deliver the Objection Notice in a timely manner, then Buyer shall be deemed to have accepted all matters of record as of the effective date of the title commitment (or, if Buyer has failed to obtain a title commitment, as of the last day of the Inspection Period), and all such matters shall be deemed Permitted Encumbrances. Seller may remedy, or agree to remedy prior to the Closing, Buyer’s title objections to the reasonable satisfaction of Buyer and its title insurer by delivering a notice to that effect (the “Objection Response”) within five (5) days after its receipt of the Objection Notice.
If Seller does not timely deliver an Objection Response indicating that it will cure or remedy all of the title objections set forth in the Objection Notice, then Buyer, at its election and as its sole and exclusive remedy, shall have the right either to: (a) proceed to Closing, in which case Buyer shall accept title to the Property subject to the objections that Seller has not agreed to cure or remedy (and such matters shall be deemed Permitted Encumbrances); or (b) terminate this Agreement by delivery of written notice to Seller within five (5) days after its receipt of the Objection Response, or if no Objection Response has been given by Seller, within ten (10) days after its delivery of the Objection Notice. In addition, if Seller delivers an Objection Response but subsequently fails (despite the exercise of commercially reasonable good faith efforts) to cure or remedy all of the title objections that it had obligated itself to do so in the Objection Response, then Buyer, at its election and as its sole and exclusive remedy, shall have the right either to: (y) proceed to Closing, in which case Buyer shall accept title to the Property subject to the objections that Seller has failed to cure or remedy (and such matters shall be deemed Permitted Encumbrances); or (z) terminate this Agreement by delivery of written notice to Seller prior to the Closing Date. Upon any termination by Buyer under this paragraph, Buyer shall be entitled to receive the return of the Deposit.

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8.    Survey. Prior to the end of the Inspection Period, Buyer may obtain an accurate survey of the Land (the “Survey”) prepared by a North Carolina registered land surveyor in accordance with the ALTA/ACSM Minimum Standard Detail Requirements for Land Title Surveys and showing the location of all easements or encroachments, if any, affecting the Property. Buyer shall provide a copy of the Survey to Seller upon its completion, and shall have the right to make written objections to title based upon the Survey as provided in paragraph 7.
9.    Inspection and Surveys. During the Inspection Period and until this Agreement is terminated or fully performed, but subject to the limitations set forth below, Buyer and its agents, employees, consultants and contractors will be entitled to go upon the Property to inspect it and to perform boundary, topographical and other surveys and any other studies and/or tests desirable for Buyer to determine that the Property will be suitable for and support the development contemplated by Buyer. Buyer shall indemnify, defend and hold harmless Seller from and against any and all claims, liabilities, costs and expenses (including without limitation, actual attorneys’ fees billed at customary hourly rates) arising out of any entry on the Property by Buyer or any person or entity for which Buyer is responsible. The foregoing indemnity shall survive Closing or any termination of this Agreement.
Any other provision of this Agreement to the contrary notwithstanding, Buyer shall not conduct and shall not permit to be conducted any environmental tests in respect of the Property which shall penetrate or otherwise disturb the surface of the land without Seller’s prior written consent.
10.    Representation and Warranties by Seller. Seller represents, warrants and (as applicable) covenants to Buyer as of the Effective Date and as of the date of Closing, that:
(a)    The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by Seller have been duly and validly authorized by all necessary action, and this Agreement constitutes Seller’s valid and legally binding agreement enforceable in accordance with its terms;
(b)    No lease, maintenance, property management or other contract affecting the Property will be in existence as of the Closing, except the Permitted Encumbrances.
(c)    There are no taxes (existing or deferred), charges or assessments of any nature or description arising out of the conduct of Seller’s business or the operation or ownership of the Property, which would constitute a lien against the Property, that will be unpaid at the date of Closing, except for the lien of ad valorem property taxes to be prorated at Closing as provided above.
(d)    There are no liabilities which encumber the Property and no contracts or commitments or recorded encumbrances relating to the Property, other than the Permitted Encumbrances.
(e)    Except the Permitted Encumbrances, the conveyance of the Property pursuant to this Agreement will not violate any private restriction or agreement or any applicable statute, ordinance, governmental restriction or regulation.
(f)    Seller has received no notice of any action, litigation, pending or threatened condemnation or other proceeding of any kind pending against Seller which relates to or affects the Property.
(g)    Seller, on the Closing Date, will have complied with all of its obligations required to be performed by that date, unless such compliance has been waived in writing by Buyer.

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(h)    Seller shall take no action to permit any change in the zoning of the Property without Buyer’s prior written consent.
(i)    Except as disclosed in the documents listed in Schedule 1, to the best knowledge of Seller, the Property is not in violation of any federal, state or local environmental laws or regulations. Seller shall promptly provide to Buyer notice of, and if applicable a copy of, any notice Seller receives with respect to any violation of environmental laws at the Property. References in this subaragraph (i) to the “knowledge” of Seller shall refer only to the current actual knowledge of the Designated Employee (defined below) of Seller, and shall not be construed, by imputation or otherwise, to refer to the knowledge of Seller, or any affiliate of Seller, to any property manager, or to any other officer, agent, manager, representative or employee of Seller or any affiliate thereof, or to impose upon such Designated Employee any duty to investigate the matter to which such actual knowledge, or the absence thereof, pertains. As used herein, the term “Designated Employee” shall refer to the following persons: Timothy Price. Seller represents and warrants to Buyer that Timothy Price is the Vice President of Risk Management / Environmental, Safety, and Health for Seller, and has had direct responsibility for environmental matters at the Property since acquisition of the Property by Seller.
(j)    Except as expressly set forth in this Agreement, Seller has not made and does not make and disclaims any and all express or implied representations and warranties regarding or relating to the condition, suitability for any particular purpose, susceptibility to flooding, value, marketability, layout, square footage, income, expense, zoning, use and occupancy restrictions, operation, compliance with environmental laws and laws and regulations relating to hazardous substances, toxic waste and underground storage tanks and all legal requirements or any other matter or thing affecting or relating to the Property. Buyer acknowledges that, except as expressly set forth in this Agreement, no such representations or warranties, expressed or implied, have been made. Buyer agrees to purchase the Property “as is” and without representation or warranty, expressed or implied, except as expressly set forth in this Agreement, and Buyer acknowledges and represents that it has factored the “as is” condition of the Property into the price it has agreed to for the Property. The terms and provisions of this paragraph shall survive any termination of this Agreement. Moreover, it is acknowledged that because of the age of the Property, asbestos containing material and other hazardous substances or other contaminates whether or not in violation of federal, state or other applicable law may be present on the Property.
Seller agrees that the performance of each of the foregoing covenants and the truthfulness of each of the foregoing representations and warranties (and of all other representations and warranties by Seller in this Agreement) is a condition precedent to the performance by Buyer of its obligations under this Agreement. If any such covenant is not performed, or any such representation or warranty shall become untrue, prior to Closing, or in the event any of the conditions precedent to Buyer’s obligations as described in this Agreement has not been satisfied or waived as of the Closing Date, Buyer, may terminate this Agreement and receive an immediate refund of the Deposit. The foregoing remedy is not intended to be Buyer’s sole remedy except, however, in the event that any such covenant is not performed, or any of Seller’s representations or warranties shall become untrue prior to Closing, and provided Seller shall not have actively participated in the act or circumstance by reason of which such covenant is not performed or such representation or warranty so becomes untrue, then Buyer’s sole remedy shall be to terminate this Agreement and receive refund of the Deposit. The representations and warranties set forth in this paragraph 10 shall survive Closing for a period of six (6) months.
11.    Representations and Warranties of Buyer. Buyer represents and warrants to Seller as of the Effective Date and as of the date of Closing that:
(a)    Buyer is a corporation validly existing and in good standing under the laws of the State of North Carolina. The execution and delivery of this Agreement and the consummation of the transactions

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contemplated by this Agreement by Buyer have been duly and validly authorized by all necessary action, and this Agreement constitutes Buyer’s valid and legally binding agreement enforceable in accordance with its terms.
(b)    Buyer has sufficient liquid assets to pay the Purchase Price to Seller in cash or other immediately available funds at Closing without financing. Buyer acknowledges that there is no financing contingency under this Agreement, and agrees that it shall have no right to terminate this Agreement, during the Inspection Period or otherwise, because of a lack of funds.
(c)    Buyer, on the Closing Date, will have complied with all of its obligations required to be performed by that date, unless such compliance has been waived in writing by Seller.
Buyer agrees that the truthfulness of each of the foregoing representations and warranties and of all other representations and warranties by Buyer in this Agreement is a condition precedent to the performance by Seller of its obligations under this Agreement. If any such representation or warranty shall become untrue prior to Closing, Seller may exercise its remedies for default set forth in paragraph 20 below.
12.    Conditions to Buyer’s Obligations. Buyer’s obligations under this Agreement shall in all respects be further conditioned upon the satisfaction of each of the conditions set forth below. If any condition is not satisfied, Buyer shall have the right to terminate this Agreement by notice in writing to Seller, and thereupon the Deposit shall be paid to Buyer. Those conditions are:
(a)    Seller has complied with and otherwise performed each of the covenants and obligations of Seller set forth in this Agreement, and
(b)    All representations and warranties of Seller as set forth in this Agreement shall be in all material respects true and correct as of the Effective Date and as of Closing.
13.    Conditions to Seller’s Obligations. Seller’s obligations under this Agreement shall in all respects be further conditioned upon the satisfaction of each of the conditions set forth below. If any condition is not satisfied, Seller shall have the right to terminate this Agreement by notice in writing to Buyer, and thereupon the Deposit shall be paid to Seller. Those conditions are:
(a)    Buyer has complied with and otherwise performed each of the covenants and obligations of Buyer set forth in this Agreement, and
(b)    All representations and warranties of Buyer as set forth in this Agreement shall be in all material respects true and correct as of the Effective Date and as of Closing.
14.    Damages and Destruction. If all or any part of the Property is damaged or destroyed by fire, the elements or any other destructive force or cause between the Effective Date and Closing Date, Buyer may at its election either: (i) proceed to closing without an abatement of the Purchase Price, in which event Seller shall assign to Buyer all of Seller’s right, title and interest in and to any insurance proceeds from Seller’s casualty insurer resulting from the damage or destruction; (ii) or terminate this Agreement by delivery of written notice to Seller, in which event the Deposit shall be returned to Buyer and this Agreement shall be null and void.
15.    Eminent Domain. If all or any part of the Property is taken by eminent domain or if condemnation proceedings are commenced, Buyer shall have the option by written notice to Seller, to terminate this Agreement and receive an immediate refund of the Deposit. If Buyer does not elect to terminate this Agreement, it shall remain in full force and effect, and Seller shall assign, transfer and set over to Buyer

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at the Closing all of Seller’s right, title and interest in and to any damages or compensation that may be awarded or paid for such taking or for any conveyance in lieu thereof.
16.    Broker’s Commission. Except for the commission in the amount of six percent (6.0%) of the Purchase Price which Seller has agreed to pay to Thalhimer, a Virginia company, and which Thalheimer has agreed to share 50%-50% with Buyer’s agent, Colliers International, pursuant to separate agreement(s), Seller represents to Buyer that no broker’s or real estate commissions are or shall be due in respect of this transaction by reason of any agreement made or which may be alleged to have been made by Seller and Seller agrees to defend, indemnify and save harmless Buyer from and against any cost and expense (including actual attorneys’ fees billed at customary hourly rates) incurred by Buyer as a result of the untruth of the foregoing representation by Seller. Buyer represents to Seller that, other than the commission referred to above to be shared by Thalheimer and Colliers International, no broker’s or real estate commissions are or shall be due in respect of this transaction by reason of any agreement made or which may be alleged to have been made by Buyer and Buyer agrees to defend, indemnify and save harmless the Seller from and against any cost and expense (including actual attorneys’ fees billed at customary hourly rates) incurred by Seller as a result of the untruth of the foregoing representation by Buyer.
17.    Possession. Except for the Permitted Encumbrances Seller shall deliver exclusive possession of the Property to Buyer at the Closing.
18.    Survival. Except as expressly set forth herein, none of the terms, covenants, conditions, representations, warranties and agreements of this Agreement shall survive Closing.
(a)    Notices. All notices or elections required or permitted to be given or served by a party hereto upon the other party shall be deemed given or served in accordance with the provisions of this Agreement: (a) (i) if the notice or election is directed to Seller on the date personally or electronically delivered to Jane E. Nelson, Esq., or (ii) if the notice or election is directed to Buyer, on the date personally or electronically delivered to Harry Amin, or if sent by overnight delivery service, on the date one (1) business day after deposit with a nationally recognized overnight delivery service with proof of delivery:
If to Buyer:    Worldwide Ventures, Incorporated
2127 Wittstock Drive
Charlotte, NC 28210
Email: harryamin@yahoo.com

With a copy to:    Douglas P. MacMillan
Burris, MacMillan, Pearce, McCutcheon & Burris, PLLC
6857 Fairview Road, Sutie 100
Charlotte, NC 28210
Email: dpmacm@bellsouth.net

if to Seller:	Consumer Programs Incorporated
Attn: Jane E. Nelson, General Counsel
1706 Washington Avenue
St. Louis, MO 63103
Email: jnelson@cpicorp.com

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with a copy to:	Robinson, Bradshaw & Hinson, P.A.
101 North Tryon Street, Suite 1900
Charlotte, North Carolina 28246
Attn: Tilman Thomas Gates
TGates@rbh.com

Either party may change its address for the service of notice by giving written notice of the change to the other party in the manner specified above ten (10) days prior to the effective date of such change.
19.    Default and Liquidated Damages. In the event Buyer defaults under this Agreement, other than default in respect of Buyer’s indemnity obligations under paragraph 9 and 16 above, the sole remedy of Seller shall be to receive and retain the Deposit as liquidated damages, it being agreed that Seller’s damages in the event of a default by Buyer would be difficult to estimate precisely and that the Deposit constitutes the parties’ best estimate of such damages and is intended as liquidated damages and not a penalty or forfeiture and Seller hereby expressly waives any right to sue Buyer. The foregoing provisions shall not in any way limit damages Seller may recover from Buyer in respect of Buyer’s indemnity obligations under paragraph 9 above. In the event Seller defaults or fails to perform any of the conditions or obligations of Seller under this Agreement or in the event any of Seller’s representations and warranties contained in this Agreement are not true and correct as of the date hereof and as of the Closing, Buyer shall be entitled, subject to the limitations set forth in paragraph 7 herein, to obtain a prompt and complete return of the Deposit (including the interest earned thereon), or to obtain specific performance of the obligations of Seller under this Agreement (and if Buyer is successful in obtaining such specific performance, Seller agrees to indemnify Buyer for Buyer’s reasonable costs and expenses, including without limitation actual attorneys’ fees billed at customary hourly rates and court costs, incurred in such action), as Buyer’s exclusive remedies against Seller for Seller’s default. Notwithstanding the foregoing, if Seller’s breach of this Agreement shall be in bad faith, (e.g. to hinder or delay Buyer from Buying the Property so Seller can sell to another party for a higher price), Buyer shall be entitled to bring a civil action for damages against Seller. The foregoing provisions shall not in any way limit damages Buyer may recover from Seller in respect of its indemnity obligations under paragraph 16 above.
20.    Counterparts. This Agreement shall be executed in multiple counterparts with an executed counterpart being retained by Buyer and Seller.
21.    Captions. Paragraph headings or captions appearing in this Agreement are for convenience only, are not a part of the agreement between the parties, and are not to be considered in interpreting this Agreement.
22.    Assignment; Binding Effect. Buyer shall have no right to assign this Agreement without the prior written consent of Seller, except that Buyer may assign this Agreement to an affiliated company without the prior written consent of Seller. All covenants, agreements, warranties and provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, personal representatives, successors and permitted assigns.
23.    Controlling Law. This Agreement has been made and entered into under the laws of the State of North Carolina and those laws shall control the interpretation and enforcement of this Agreement.
24.    Intentionally Deleted.

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25.    Time of the Essence. Time is of the essence with respect to every provision of this Agreement.
26.    Construction of Terms. Where appropriate, any word denoting the singular shall be deemed to denote the plural, and vice versa. Where appropriate, any word denoting or referring to one gender shall be deemed to include all other genders. If the time period by which any right, option or election provided under this Agreement must be exercised, or by which any act required under this Agreement must be performed, or by which Closing must be held, expires on a Saturday, Sunday or holiday; then such time period shall be automatically extended to and through the next day which is not a Saturday, Sunday or holiday.
27.    Entire Agreement; Modification. This Agreement constitutes the entire and complete agreement between the parties and supersedes any prior oral or written agreement or understanding between the parties with respect to the transaction contemplated by this Agreement. No modification of this Agreement and no waiver of any of its terms or conditions shall be effective unless made in writing and duly executed by Buyer or Seller.
28.    Escrow of Deposit. The undersigned title insurance company is appointed Escrow Agent to receive, hold and disburse the Deposit in accordance with the following terms and conditions:
(a)    In the event of default by Buyer under this Agreement, Escrow Agent is instructed to deliver the Deposit to Seller, and the same shall be liquidated damages for any default by Buyer, and Buyer shall have no other liability under this Agreement.
(b)    In the event of default by Seller under this Agreement, or termination of this Agreement by Buyer in accordance with its terms, Escrow Agent is instructed to deliver the Deposit to Buyer.
(c)    In the event the purchase and sale contemplated by this Agreement is closed, Escrow Agent is instructed to deliver the Deposit to Seller as provided in this Agreement, and the same shall be treated as a credit against the Purchase Price.
(d)    The Deposit shall be invested by Escrow Agent in a Money Market Account or equivalent maintained by a national bank in Charlotte, North Carolina so as to provide availability of funds on no more than two days’ notice.
(e)    Buyer and Seller agree that Escrow Agent shall not be liable for any reason except gross negligence or intentional misconduct.
(f)    Any fee due Escrow Agent shall be paid half by Buyer and half by Seller.
(g)    In the event Escrow Agent is required to institute or participate in litigation as a result of this escrow, the Buyer and Seller shall be jointly and severally obligated to reimburse Escrow Agent for any cost and expenses (including actual attorneys’ fees billed at customary hourly rates) actually incurred by it.
(h)    In the event the parties should dispute who is entitled to the Deposit, and if after thirty (30) days, the parties are still unable to resolve such dispute and jointly direct and authorize the Escrow Agent in writing as to how to disburse the Deposit, the Escrow Agent may file an interpleader action to the end that the Deposit be paid into the Clerk of Superior Court for Mecklenburg County, North Carolina pending an order of the court as to the disposition of the Deposit.

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IN WITNESS WHEREOF, each of Buyer and Seller has caused this Agreement to be executed all as of the day and year first above written.
SELLER:
CONSUMER PROGRAMS INCORPORATED

By:	/s/ Dale Heins

Title:	Executive Vice President - Finance / CFO / Treasurer
Date executed:
September 20, 2012
BUYER:
WORLDWIDE VENTURES, INCORPORATED

By:	/s/ Harry Amin

Title:	President / CEO
Date executed:
September 20, 2012
The undersigned executes this Agreement to confirm (i) its receipt of $50,000.00 delivered into escrow as the Deposit and (ii) its agreement to serve as Escrow Agent pursuant to paragraph 28 of the foregoing Agreement.

CHICAGO TITLE INSURANCE COMPANY
By: Urban Title Title Insurance Company, Agent
By:
Title:
Date executed:
September __, 2012

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LIST OF SCHEDULES AND EXHIBITS
TO PURCHASE AND SALE AGREEMENT

Schedule 1	-- Seller’s Environmental Reports

Exhibit A	-- Description of the Land

Exhibit B	-- Owner Affidavit and Indemnity Agreement